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                                  EXHIBIT 23.2
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 for the American Science and Engineering, Inc. 1993 Stock Option Plan for New Non-Employee Directors, 1994-1995 Stock Option Plan for Non-Employee Directors, 1994-1995 Stock Option Plan for New Employees, and Ralph Sheridan Employment Agreement, to be filed June 12, 1996 of our reports dated June 27, 1995 included in American Science and Engineering, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1995 and to all references to our Firm included in this registration statement.

         Arthur Andersen LLP

         Boston, Massachusetts
         June 5, 1996